Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Kurt Harrington at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Third Quarter 2012 Financial Results

Non-GAAP Core Operating Income of $1.34 per share (diluted) for the third quarter 2012(1)

24.3% Return on Equity from Non-GAAP Core Operating Income for the third quarter 2012(2)

Dividend of $0.875 per share for the third quarter 2012, will be paid on October 31, 2012

Annualized dividend yield of 16%(3), 21%(4) on a tax adjusted basis

Book value per share at September 30, 2012 was $22.59

ARLINGTON, VA, October 29, 2012 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today reported non-GAAP core operating income of $13.5 million for the quarter ended September 30, 2012, or $1.34 per share (diluted). A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release. On a GAAP basis, the Company reported net income of $3.1 million for the quarter ended September 30, 2012, or $0.31 per share (diluted), compared to net income of $2.1 million for the quarter ended June 30, 2012, or $0.22 per share (diluted), and net loss of $11.6 million, or $(1.50) per share (diluted), for the quarter ended September 30, 2011.

“Our portfolio has been resilient to the effects of QE3 with persistent low CPRs in our agency-backed MBS portfolio and consistent positive credit performance in private-label MBS,” said J. Rock Tonkel, Jr., President and Chief Operating Officer. “On top of another quarter of strong portfolio performance, the accretive offering we completed in September increases operating efficiency, enhances the Company’s returns, accelerates the use of our tax benefits and maintains the Company’s low leverage posture.”

Third Quarter Highlights

Net interest income for the quarter was $14.3 million, including non-cash accretion on private-label mortgage backed securities (“MBS”) of $1.8 million required under GAAP. Net realized cash gains during the quarter were from sales of agency-backed MBS and equaled $5.5 million. The three-month constant prepayment rate (“CPR”) for the Company’s agency-backed MBS as of September 30, 2012 was 6.4%. The Company’s debt to equity ratio at September 30, 2012 was 2.9 to 1.

As of September 30, 2012, the Company’s agency-backed MBS portfolio consisted of $1.1 billion in face value with a cost basis of $1.2 billion and a fair value of $1.2 billion. All of the Company’s agency-backed MBS were fixed-rate 30-year MBS specifically selected for their prepayment protections with a weighted average coupon of 4.20%, a weighted average cost of 106.1, a weighted average market price of 110.3, and a weighted average cost of repo funding of 43 basis points. On a mark-to-market basis at September 30, 2012, the estimated hedged cost of funds associated with the agency-backed MBS portfolio was 0.80% on a weighted average basis over 5 years starting in March 2013. The average balance over that period was $826 million.

As of September 30, 2012, the Company’s private-label MBS portfolio consisted of $329.4 million in face value with an amortized cost basis of $159.0 million and a fair value of $196.0 million. The following table presents certain statistics of our private-label MBS portfolio as of or for the quarter ended September 30, 2012 (dollars in millions):

Total Private-
Label MBS

Fair market value	$196.0
Fair market value (as a % of face value)	59.5%
Quarterly cash yield (as a % of ending fair market value, excluding GAAP non-cash accretion)	9.0%

Quarterly unlevered yield (GAAP, as a % of amortized cost)	16.1%
Quarterly unlevered cash yield (excluding GAAP non-cash accretion)	11.2%
Average cost (as a % of face value)	47.8%
Weighted average coupon	4.9%

Face value	$329.4
Amortized cost	$159.0
Purchase discount	$170.4

60+ days delinquent	18.8%
Credit enhancement	4.1%
Severity (3-month)	43.0%
Constant prepayment rate (3-month)	19.7%

Capital Raise

On September 26, 2012, the Company completed a public offering of 3,450,000 shares of Class A common stock, including 450,000 shares of Class A common stock purchased by the underwriters pursuant to an option granted by the Company to cover over-allotments, for net proceeds of $83.2 million after deducting underwriting discounts, commissions and estimated expenses.

The Company deployed the capital raised from the offering in a combination of 30 year fixed-rate agency-backed MBS and private-label MBS. As of October 29, 2012, the Company’s agency-backed MBS portfolio consisted of $1.5 billion in face value and $1.6 billion in fair value including forward purchases and sales, a weighted average coupon of 4.1%, and an expected asset yield of approximately 2.90% assuming 7% CPR. During October 2012, the Company extended certain hedge positions such that the estimated hedged cost of funds associated with the agency-backed MBS portfolio was approximately 1.08% on a weighted average basis over 6 years.

Dividend

The Company’s Board of Directors approved a $0.875 dividend for the third quarter of 2012. The dividend will be paid on October 31, 2012 to shareholders of record on September 28, 2012. This represented a 16% annualized dividend yield based on the Class A common stock closing price on the New York Stock Exchange (NYSE) of $21.72 on October 26, 2012.

Supplemental Discussion

The ability of the Company to allocate its capital between private-label MBS and agency-backed MBS helped deliver another positive quarter for the Company. Continued low prepayment speeds in the Company’s agency-backed MBS portfolio and high unlevered cash yields from the private-label MBS portfolio were an important contributor again this quarter. Consistent refinement of the agency-backed MBS portfolio during the quarter to minimize potential prepayment risk resulted in the Company realizing net cash gains from sales of agency-backed MBS related activities during the quarter of $5.5 million. Finally, the deployment of proceeds from our accretive September capital raise will improve the Company’s operating efficiency and we anticipate will increase returns going forward.

Asset selection, substantial hedging, flexibility in allocating capital between agency-backed MBS and private-label MBS, and low leverage have been the keys to both the attractive returns we derive from our MBS portfolio and the best protection against changes in prepayment spreads, interest rates and the funding environment. In the agency-backed MBS portfolio, we have maintained 100% concentration in prepayment protected fixed rate assets and single digit CPRs have been the consistent result. By comparison, the Fannie Mae 4.50% coupon universe experienced a three-month CPR of 30%. Despite higher asset prices for agency-backed MBS associated with QE3 and the low rate environment, hedging costs are exceptionally low and risk-adjusted returns remain attractive.

Approximately 59% of our agency-backed MBS portfolio was originated under HARP programs, and all of our remaining assets consist of either low loan balance loans, high LTV loans or loans with other prepayment protected features. These loan characteristics significantly reduce the economic incentive to the borrower to refinance or constrain the borrower’s ability to refinance. With an expected agency-backed MBS asset yield of approximately 2.90%, an approximate average annual hedge cost of 1.08% over six years, and assuming leverage of eight to one on invested capital of about $175 million, the annual expected return on equity from the agency-backed MBS portfolio would be in the high teens on a hedged basis. Expressed this way, using the average hedge cost over its life, economic earnings on a per share basis in the third quarter would have been approximately $0.09 per quarter lower than Core Operating Income per share, or $1.25 per share.

Low rates, positive home price trends, and improving credit access continue to have a positive impact on our deep discount private-label MBS portfolio. Serious delinquencies and loss severities declined for the third consecutive quarter, while CPRs rose to 20%, increasing our cash returns in that portfolio. While new investment returns have declined in certain private-label MBS sectors, we continue to see attractive opportunities that offer current cash yields in the high single digits and total loss-adjusted yields in the teens.

At September 30, 2012, our private-label MBS portfolio had a fair value of 59.5% of face value, total market value of $196 million, and repo of $35 million. OCI related to the private-label MBS was $37 million as of September 30, 2012.  The assumptions used to value the portfolio at September 30, 2012 included, on a weighted average basis, a constant default rate of 5.3%, loss severity on liquidated loans of 45.2%, constant pre-payment rate of 14.7% and a discount rate of 8.5%.

During the third quarter, the Company recorded $6.9 million of non-cash GAAP charges for OTTI on 11 non-agency bonds representing a reversal of the cumulative non-cash discount accretion previously recorded on the bonds.  This charge is non-cash, does not affect core operating earnings or book value, but does lower the accounting basis used to record future discount accretion, which should more closely reflect future cash flows.

As the Company’s net interest income and cash earnings expand from the deployment of the September offering proceeds at attractive spreads, we expect to monetize more of the Company’s net operating loss carry-forwards, converting potential future value to current cash return for shareholders. As of September 30, 2012, the Company’s net capital loss carry-forward was $390 million with a final expiration in 2015, and the Company’s net operating loss carry-forward was $230 million with a final expiration in 2028.

We are optimistic about the Company’s opportunities. We have two complementary portfolios with attractive attributes and high risk adjusted returns that permit the Company to generate consistent cash earnings and dividends with the potential for growth. While agency prices are high and reinvestment spreads have narrowed slightly, our assets are performing well, hedge costs are low, and the investment environment continues to be attractive. In private-label mortgage backed securities, credit trends have improved and we continue to see investment opportunities with expected loss-adjusted yields solidly in double digits.

(1)	Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (GAAP), the Company has disclosed non-GAAP core operating income for the quarter ended September 30, 2012 in this press release. This non-GAAP measurement is used by management to analyze and assess the Company’s operating results and dividends. Management believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on the performance of the Company and provides additional clarity around the Company's forward earnings capacity and trend.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

In determining core operating income, the Company has excluded certain costs and the following non-cash expenses: (i) compensation costs associated with stock-based awards, (ii) accretion of MBS purchase discounts adjusted for principal repayments in excess of proportionate invested capital, (iii) net unrealized mark-to-market adjustments on the trading MBS and hedge instruments and (iv) other-than-temporary impairment charges recognized, if any.

The following table presents a reconciliation of the GAAP financial results to non-GAAP measurements for the quarter ended September 30, 2012 (dollars in thousands):

GAAP net income	$3,123
Adjustments
Adjusted expenses(a)	(898)
Stock compensation	279
Net unrealized mark-to-market loss on trading MBS and hedge instruments	5,843
Other-than-temporary impairment charges	6,900
Adjusted interest related to purchase discount accretion	(1,797)
Non-GAAP core operating income	$13,450
Non-GAAP core operating income per share (diluted)	$1.34

(a)	Adjusted expenses represent certain professional fees, litigation recovery, and income taxes that are not considered representative of routine activities of the Company.

(2)	Return on Equity from non-GAAP core operating income is calculated using beginning equity and non-GAAP core operating income for the respective period.
(3)	Based on the annualized third quarter 2012 dividend and a Class A common stock closing price on the NYSE of $21.72 on October 26, 2012.
(4)	The Company's dividends are eligible for the 15% federal income tax rate on qualified dividend income, whereas dividends paid by a REIT are generally subject to the higher 35% tax rate on ordinary income. To provide the same return after payment of federal income tax as the Company, a REIT would be required to pay dividends providing a 21% yield.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that invests in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, market conditions, risk spreads, private-label MBS trading activity, liquidity levels and credit trends, agency-backed MBS prices, cash earnings, book value, portfolio allocation, plans and steps to position the Company to realize value, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in default rates, changes in the constant prepayment rate for the Company’s MBS, changes in our operating efficiency, changes in the Company’s returns, changes in the use of the Company’s tax benefits, maintenance of the Company’s low leverage posture, changes in the agency-backed MBS asset yield, changes in the Company’s leverage on invested capital, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate consistent cash earnings and dividends, preservation and utilization of our net operating loss and net capital loss carry-forwards, impacts of regulatory changes including actions taken by the Securities and Exchange Commission, impacts of changes to Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve and the U.S. Treasury, availability of opportunities that meet or exceed our risk adjusted return expectations, ability to effectively migrate private-label MBS into agency-backed MBS, ability to realize a higher return on capital migrated to agency-backed MBS, ability and willingness to make future dividends, the failure of sovereign or municipal entities to meet their debt obligations or a downgrade in the credit rating of such debt obligations, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in and the effects on the Company of mortgage prepayment speeds, use of proceeds from our recently-completed equity offering, ability to realize book value growth through reflation of private-label MBS, the realization of gains and losses on principal investments, the outcome of certain litigation and investigatory matters, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions. These and other risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 that are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
INTEREST INCOME	$15,519	$13,061	$44,913	$38,818

INTEREST EXPENSE
Interest on short-term debt	1,125	542	2,811	1,336
Interest on long-term debt	123	115	371	345
Total interest expense	1,248	657	3,182	1,681
Net interest income	14,271	12,404	41,731	37,137

OTHER LOSS, NET
Investment loss, net	(5,663)	(20,195)	(11,532)	(17,455)
Other loss	(3)	(4)	(11)	(11)
Total other loss, net	(5,666)	(20,199)	(11,543)	(17,466)
Operating income (loss) before other expenses	8,605	(7,795)	30,188	19,671

OTHER EXPENSES
Compensation and benefits	3,519	2,537	7,580	7,543
Professional services	862	441	3,337	1,125
Business development	39	19	111	98
Occupancy and equipment	110	93	355	281
Communications	49	51	154	147
Other operating expenses	453	448	1,351	1,168
Total other expenses	5,032	3,589	12,888	10,362

Income (loss) before income taxes	3,573	(11,384)	17,300	9,309

Income tax provision	450	259	1,271	1,076

Net income (loss)	$3,123	$(11,643)	$16,029	$8,233

Basic earnings (loss) per share	$0.31	$(1.50)	$1.74	$1.07

Diluted earnings (loss) per share	$0.31	$(1.50)	$1.74	$1.06

Weighted average shares outstanding - basic (in thousands)	9,977	7,748	9,192	7,711
Weighted average shares outstanding - diluted (in thousands)	10,041	7,748	9,219	7,737

Other comprehensive income (loss), net of taxes
Unrealized gains (losses) for the period on available-for-sale securities (net of taxes of $-0-)	$2,997	$(5,234)	$(1,563)	$(5,231)
Reclassification adjustment for gains included in net income on available-for-sale securities (net of taxes of $-0-)	-	(1,079)	-	(15,012)
Comprehensive income (loss)	$6,120	$(17,956)	$14,466	$(12,010)

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	September 30, 2012	December 31, 2011

ASSETS

Cash and cash equivalents	$85,738	$20,018
Receivables
Interest	2,977	2,366
Sold securities receivable	12,212	41,321
Other	501	11
Mortgage-backed securities, at fair value
Available-for-sale	196,049	179,566
Trading	1,198,697	636,872
Other investments	2,792	2,946
Derivative assets, at fair value	673	504
Deposits	95,900	71,079
Prepaid expenses and other assets	247	377
Total assets	$1,595,786	$955,060

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$867,056	$647,977
Interest payable	402	504
Accrued compensation and benefits	4,953	6,177
Dividend payable	11,611	6,785
Derivative liabilities, at fair value	89,027	63,024
Purchased securities payable	291,495	15,820
Accounts payable, accrued expenses and other liabilities	17,124	16,401
Long-term debt	15,000	15,000
Total liabilities	1,296,668	771,688

Equity:
Common stock	132	77
Additional paid-in capital	1,638,430	1,508,713
Accumulated other comprehensive income, net of taxes	36,804	38,367
Accumulated deficit	(1,376,248)	(1,363,785)
Total equity	299,118	183,372

Total liabilities and equity	$1,595,786	$955,060

Book Value per Share	$22.59	$23.67

Shares Outstanding (in thousands)	13,240	7,748